Exhibit 2.3

SECOND AMENDMENT TO THE

STOCK PURCHASE AGREEMENT

This Second Amendment to the Stock Purchase Agreement, dated as of January 13, 2012 (this “Amendment”), hereby amends the Stock Purchase Agreement dated as of November 9, 2011 by and among Paul Sorensen and Jerry Willeford (collectively, the “Sellers”), A. M. Castle & Co., a Maryland corporation (the “Buyer”) and Tube Supply, LLC, a Texas limited liability company and successor in interest to Tube Supply, Inc. (the “Company”), as amended by the certain Agreement and Amendment to the Stock Purchase Agreement dated as of December 15, 2011 (as further amended by this Amendment, the “SPA”).  Unless otherwise defined herein, terms defined in the SPA and used herein shall have the meanings given to them in the SPA.

WHEREAS, the parties would like to extend the deadline for the Buyer to deliver the Purchase Price Allocation Schedule to the Sellers as required by Section 5.7(a)(ii) of the SPA.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.1  Amendment to SPA.  Effective as of the date hereof, Section 5.7(a)(ii) of the SPA is hereby amended by deleting the first section of Section 5.7(a)(ii) in its entirety and replacing it with the following sentence:

5.7(a)(ii)        Within sixty (60) days following the Closing, the Buyer shall provide to the Sellers a schedule allocating the Purchase Price (and liabilities of the Company and other relevant items) among the assets of the Company (the “Purchase Price Allocation Schedule”).

2.1.  Amendment Limited.  Except as expressly provided in this Amendment, the SPA is not otherwise amended, modified or affected by this Amendment.  The terms and conditions of the SPA, as amended by this Amendment, constitute the entire agreement and understanding of the parties hereto with respect to its subject matter and supersede all oral communications and prior writings with respect thereto.

3.1.         Miscellaneous.  This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Amendment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

4.1.         Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

*              *              *

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

/s/ Paul Sorensen
Paul Sorensen

/s/Jerry Willeford
Jerry Willeford

A. M. Castle & Co.

By:	/s/ Scott F. Stephens
Name: Scott F. Stephens
Title: VP & Chief Financial Officer